                                                           Exhibit No. EX-99.h.4

                           Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

January __, 2007

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the
performance   of  Delaware   Global  Real  Estate   Securities   Portfolio  (the
"Portfolio"),  which is a series of Delaware  Pooled  Trust,  the Manager  shall waive all or a portion of its investment advisory fees and/or reimburse expenses
(excluding any 12b-1 plan expenses,  taxes,  interest,  inverse  floater program expenses,  brokerage fees,  short-sale  dividend and interest expenses,  certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations,  litigation,  conducting shareholder meetings and liquidations [collectively,  "non-routine expenses"]) in an aggregate amount equal to the amount by which the Portfolio's total operating expenses (excluding any 12b-1 plan expenses,  taxes,  interest,  brokerage fees, short-sale dividend and interest expenses,  certain insurance costs and non-routine expenses) exceed
1.10% of average daily net assets of the  Portfolio  for the period  January 10,
2007  through  February 28, 2008.  For purposes of this  Agreement,  non-routine expenses may also include  such  additional  costs and expenses as may be agreed upon from time to time by the Portfolio's Board and the Manager.

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for,  reimbursed  Portfolio  expenses at any time in the future.

                                      Delaware Management Company, a series of
                                      Delaware Management Business Trust

                                      By: _________________________
                                          Name:
                                          Title:
                                          Date:

Your signature below acknowledges
acceptance of this Agreement:

Delaware Pooled Trust

By: _________________________
      Name:
      Title:
      Date: